Exhibit 10.2

EMPLOYEE RETENTION AND MOTIVATION AGREEMENT

This agreement (the “Agreement”) is effective as of February 28, 2013 (the “Agreement Date”) by and between David C. Dobson (the “Covered Person”) and Digital River, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A.            The Covered Person presently serves as an employee or officer of the Company in a role that is important to the continued conduct of the Company’s business and operations.

B.            The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Covered Person, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

C.            The Board believes that it is imperative to provide the Covered Person with certain benefits following a Change in Control and certain severance benefits upon the Covered Person’s termination of employment following a Change in Control.

D.            In order to accomplish the foregoing objectives, the Board has directed the Company, upon execution of the Agreement by the Covered Person, to commit to the terms provided herein.

E.            The Covered Party accepts the terms of the Agreement.

F.             Certain capitalized terms used in this Agreement are defined in Section 4 below.

In consideration of the mutual covenants herein contained and in consideration of the continuing employment of the Covered Person by the Company, the parties agree as follows:

1.             Scope; Term of Agreement.  Simultaneously with the execution of this Agreement, the Company and the Covered Person are also entering into an Executive Employment Agreement (as amended, the “Employment Agreement”), which provides the Covered Person, in addition to other benefits set forth therein, with certain benefits in circumstances following a termination of employment other than following a Change in Control.  This Agreement shall be applicable in the event an Involuntary Termination (as defined below) occurs upon or within twelve (12) months following a Change in Control.  The parties acknowledge that the Covered Person’s employment is at will, as defined under applicable law, except as may otherwise be provided under the terms of the Employment Agreement.  If the Covered Person’s employment terminates for any reason, the Covered Person shall not be entitled to any payments, benefits, damages, awards or compensation (collectively, “recompense”) other than the maximum recompense as provided by one of the following: (a) this Agreement, or (b) the Employment Agreement, or (c) the Company’s existing severance guidelines and benefit plans which are in effect at the time of termination, or (d) applicable statutory provisions.  The provisions of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) the date on which the Covered Person is no longer employed pursuant to the Employment Agreement.  A termination of the provisions of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of termination of employment occurring prior to the termination of the provisions of this Agreement.

2.             Benefits Immediately Following Change in Control.

(a)           Treatment of Outstanding Options and Restricted Equity.  Effective immediately upon a Change in Control, all outstanding stock options held by the Covered Person shall accelerate and become fully exercisable, and all shares of restricted equity held by the Covered Person shall become nonforfeitable and all restrictions shall lapse.

3.             Severance Benefits.

(a)           Termination Following a Change in Control.  If the Covered Person’s employment terminates after a Change in Control, then the Covered Person shall be entitled to receive the Mandatory Payments described in Section 3(a)(ii) below and, subject to Section 5 below, the Covered Person shall be entitled to receive severance benefits as follows:

(i)            Involuntary Termination.  If the Covered Person’s employment is terminated within twelve (12) months following a Change in Control as a result of Involuntary Termination, then the Covered Person shall be entitled to receive a lump sum severance payment in an amount equal to (A) one hundred fifty percent (150%) of the Covered Person’s annual Target Compensation, if the Involuntary Termination occurs within twelve (12) months after the Commencement Date set forth in the Employment Agreement, and (B) one hundred percent (100%) of the Covered Person’s annual Target Compensation, if the Involuntary Termination occurs more than twelve (12) months after the Commencement Date; and in addition, for a period of twelve (12) months after such termination, the Company shall be obligated to provide the Covered Person with benefits that are substantially equivalent to the Covered Person’s benefits (e.g., medical, dental and vision insurance) that were in effect immediately prior to the Change in Control.  Any severance payments to which the Covered Person is entitled pursuant to this section shall be paid in a lump sum within thirty (30) days of the effective date of the Covered Person’s termination.  For purposes of this Section 3(a)(i), the term “Target Compensation” shall mean the highest level of Target Compensation applicable to the Covered Person from the period of time immediately prior to the Change in Control through the effective date of the Covered Person’s termination.  With respect to any taxable income that the Covered Person is deemed to have received for federal income tax purposes by virtue of the Company providing continued employee benefits to the Covered Person (e.g., medical, dental and vision insurance), the Company shall make a cash payment to the Covered Person such that the net economic result to the Covered Person will be as if such benefits were provided on a tax-free basis to the same extent as would have been applicable had the Covered Person’s employment not been terminated.  Such cash payment shall be made no later than March 15 following each calendar year in which such benefits are taxable to the Covered Person.

Anything in this Agreement to the contrary notwithstanding, if at the time of the Covered Person’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Covered Person is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Covered Person becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after the Covered Person’s date of termination, (B) the Covered Person’s death, or (C) such other date as will cause such payment not to be subject to such interest and additional tax.  The parties agree that this Agreement may be amended, as reasonably requested by either party and as may be necessary to comply fully with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(ii)           Voluntary Resignation.  If the Covered Person’s employment terminates by reason of the Covered Person’s voluntary resignation (and is not an Involuntary Termination), then the Covered Person shall not be entitled to receive any severance payments or other benefits except that Covered Person shall be entitled to the following (the “Mandatory Payments”):

(A)          All accrued but unpaid base salary through the date the Covered Person’s employment is terminated, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;

(B)          Pay for any Personal Time Off earned but not used through the Termination Date, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;

(C)          Except to the extent that the Covered Person’s employment is terminated for Cause, any bonus compensation awarded for the fiscal year preceding that in which the termination occurs, but unpaid on the Termination Date, to be paid and provided in accordance with the Board’s standard policies for paying executive incentive compensation, but in no event later than sixty (60) days after the end of such fiscal year to which the bonus relates;

(D)          Any unpaid or unreimbursed business expenses incurred and documented in accordance with the Company’s expense reimbursement policy then in effect by the Covered Person, to the extent incurred during the term of the Covered Person’s employment, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date; and

(E)           Any accrued but unpaid benefits provided under the Company’s employee benefit plans, to be paid and provided in accordance with the terms of the applicable plan.

(iii)          Disability; Death.  If the Company terminates the Covered Person’s employment as a result of the Covered Person’s Disability (as defined below), or such Covered Person’s employment is terminated due to the death of the Covered Person, then the Covered Person shall not be entitled to receive any severance payments or other benefits, other than the Mandatory Payments or those (if any) as may then be established under the Company’s then existing severance guidelines and benefit plans at the time of such Disability or death.

(iv)          Termination for Cause.  If the Company terminates the Covered Person’s employment for Cause (as defined below), then the Covered Person shall not be entitled to receive any severance payments, bonus payments or other benefits following the date of such termination, other than the Mandatory Payments (excluding amounts under Section 3(a)(ii)(C) above), and the Company shall have no obligation to provide for the continuation of any health and medical benefit plans existing on the date of such termination, other than as specifically required by applicable law.

(b)           Termination Other than in Connection with a Change in Control.  If the Covered Person’s employment is terminated for any reason either prior to the occurrence of a Change in Control or after the twelve (12) month period following a Change in Control, then the Covered Person shall be entitled to receive severance and any other benefits provided under the Employment Agreement.

4.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Cause.  “Cause” shall mean (i) any knowing act, or knowing failure to act, by the Covered Person involving fraud or willful malfeasance in the performance of the Covered Person’s duties for the Company that is materially injurious to the Company or any of its Affiliates or (ii) the conviction of the Covered Person of a felony under federal or state law, which conviction is materially injurious to the Company.  Notwithstanding the foregoing, no act, or the failure to act, on Covered Person’s part shall be “willful” unless it was done, or omitted to be done, in the absence of good faith and without reasonable belief that the action or omission was in the best interest of the Company or its Affiliates.

(b)           Change in Control.  “Change in Control” shall mean any of the following, but only to the extent that such Change in Control transaction is a change in the ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of the Company as defined under Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”): (i) individuals who constitute the Board as of the Commencement Date set forth in the Employment Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Commencement Date whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board (or directors elected by the process set forth in this clause (i)), shall be, for purposes of this clause (i), considered as though he or she were a member of the Incumbent Board, (ii) a sale of all or substantially all of the assets of the Company, (iii) a plan of reorganization, merger or consolidation or similar transaction occurs in which the stockholders of the Company prior to such transaction do not continue to hold, following such transaction, a majority of the voting power of the capital stock of the surviving corporation or entity, (iv) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more entities as a result of which the outstanding shares of the class of securities then subject to such a plan or transaction are subsequently exchanged for or converted into cash or property or securities not issued by the Company, or (v) a tender offer is completed for 50% or more of the voting securities of the Company then outstanding.

(c)           Disability.  “Disability” shall mean that the Covered Person, for a continuous period of six (6) months, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any accident and health plan covering employees of the Company.

(d)           Good Reason.  “Good Reason” shall mean, without the consent of the Covered Person: (i) a material diminution in the Covered Person’s Base Salary, (ii) a material diminution in the Covered Person’s authority, duties, or responsibilities, which would cause the Covered Person’s position to become one of lesser responsibility, importance, or scope (for the avoidance of doubt, the failure of the Covered Person to be nominated as a member of the Board shall be a material diminution in responsibilities), (iii) the relocation of the Covered Person’s principal place of employment to a location more than 50 miles from the Covered Person’s principal place of employment immediately prior to the Change in Control, or (iv) the Company’s material breach of any provision of this Agreement, provided, that in no event shall the Covered Person have Good Reason to terminate employment unless the Covered Person has given written notice to the Company of the event or circumstance constituting Good Reason within ninety (90) days of the first occurrence of such event or circumstance and the Company has failed to cure such the event or circumstance within 30 days after such notice has been delivered to the Company and provided, further, that the Covered Person’s Termination Date shall be no later than the date that is two years following the date of the first occurrence of an event or circumstance constituting Good Reason.

(e)           Involuntary Termination.  “Involuntary Termination” shall mean that either (i) the Company has terminated the Covered Person’s employment other than for Cause, Disability or the Covered Person’s death, or (ii) the Covered Person has terminated his employment for Good Reason.

(f)            Target Compensation.  “Target Compensation” shall mean the total of all fixed and variable cash compensation due to a Covered Person based upon one hundred percent (100%) attainment of performance levels.

(g)           Termination Date.  “Termination Date” shall mean the date the Covered Person’s employment with the Company terminates.

5.             Impact of Sections 4999/280G of the Code.  If any payment or benefit that the Covered Person would receive pursuant to this Agreement (collectively, the “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of Code, and otherwise be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Covered Person’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order, unless otherwise determined by the Board: reduction of Severance Payment; cancellation of accelerated vesting of equity incentive awards; reduction of COBRA premium reimbursement benefits.  In the event that acceleration of vesting of incentive equity compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Covered Person’s equity incentive awards (i.e., starting with the most recent grant first), unless otherwise determined by the Board. The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder, and shall bear the expenses thereof.  Such accounting firm shall provide its calculations, together with detailed supporting documentation, to the Company and the Covered Person within thirty (30) calendar days after the date on which the Covered Person’s right to a Payment is triggered (if requested at that time by the Company or the Covered Person).  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Covered Person with an opinion reasonably acceptable to the Covered Person that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Covered Person.

6.             Remedy.  If Covered Person’s benefits are reduced to avoid the Excise Tax pursuant to Section 5 hereof and notwithstanding such reduction, the IRS determines that the Covered Person is liable for the Excise Tax as a result of the receipt of severance benefits from the Company, then Covered Person shall be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the “Repayment Amount.”  The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Covered Person’s net proceeds with respect to his or her severance benefits hereunder (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized.  Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax.  If the Excise Tax is not eliminated through the performance of the Repayment Obligation, the Covered Person shall pay the Excise Tax.  The Repayment Obligation shall be discharged within thirty (30) days of either (i) the Covered Person entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (ii) a final determination by the IRS or a court decision requiring the Covered Person to pay the Excise Tax from which no appeal is available or is timely taken.

7.             Successors.

(a)           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Covered Person’s Successors.  The terms of this Agreement and all rights of the Covered Person’s hereunder shall inure to the benefit of, and be enforceable by, the Covered Person’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

8.             Notice.

(a)           General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Covered Person, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b)           Notice of Termination by the Company.  Any termination by the Company of the Covered Person’s employment with the Company at any time following a Change in Control shall be communicated by notice of termination to the Covered Person at least five (5) days prior to the date of such termination, given in accordance with Section 8(a) of this Agreement.  Such notice shall specify the Termination Date and whether the termination is considered by the Company to be for Cause as defined in Section 4(a) in which case the Company shall identify the specific subsection(s) of Section 4(a) asserted by the Company as the basis for the termination and shall set forth in reasonable detail the facts and circumstances relied upon by the Company in categorizing the termination as for Cause.

9.             Miscellaneous Provisions.

(a)           No Duty to Mitigate.  The Covered Person shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Covered Person may receive from any other source.

(b)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed in writing and signed by the Covered Person and by an authorized officer of the Company (other than the Covered Person).  No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.

(c)           Entire Agreement.  Except with respect to the terms of any written employment agreement, if any, by and between the Company and the Covered Person that is signed on behalf of the Company, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

(e)           Severability.  The invalidity or enforceability of any provisions or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Minnesota, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  In the event the Covered Person prevails in an action or proceeding brought to enforce the terms of this Agreement or to enforce and collect on any non-de minimis judgment entered pursuant to this Agreement, the Covered Person shall be entitled to recover all costs and reasonable attorney’s fees.

(g)           No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.

(h)           Employment Taxes.  Subject to Section 5, all payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)            Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of the assignment.  In the case of any such assignment, the term “Company” when used in a section of the Agreement shall mean the corporation that actually employs the Covered Person.

(j)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.

DIGITAL RIVER, INC.		COVERED PERSON

By:	/s/ Thomas F. Madison	/s/ David C. Dobson
Name:	Thomas F. Madison	David C. Dobson
Title:	Chairman of the Board

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